UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2025

COLLEGIUM PHARMACEUTICAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-37372	03-0416362
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

100 Technology Center Drive
Suite 300
Stoughton, MA 02072
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 713-3699

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	COLL	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Agreement.

On December 23, 2025, Collegium Pharmaceutical, Inc. (the “Company”) entered into a Credit Agreement by and among the Company, the lenders from time to time party thereto and Truist Bank, as administrative agent (the “Credit Agreement”). The Credit Agreement provides for (i) a $580,000,000 term loan, (ii) $300,000,000 of delayed draw term loan commitments, and (iii) a $100,000,000 revolving credit facility. The initial Term Loan was used to repay in full the remaining outstanding obligations under the Company’s Second Amended and Restated Loan Agreement, dated as of July 28, 2024, by and among the Company, the loan parties party thereto, the lenders party thereto, and Biopharma Credit PLC, as collateral agent (the “Existing Credit Agreement”), to pay fees and expenses relating to the entry into the Credit Agreement and the remainder for general corporate purposes.

Loans under the Credit Agreement will bear interest at an annual rate equal to the term Secured Overnight Financing Rate (“SOFR”) plus a spread based on the Company’s First Lien Net Leverage Ratio (as defined in the Credit Agreement) ranging from 2.75% to 3.75%. The Credit Agreement contains a customary array of representations, events of default and covenants for a syndicated credit facility. The Credit Agreement includes quarterly tested financial covenants, consisting of a first lien secured net leverage ratio maintenance covenant (allowing the Company to net up to $250,000,000 of unrestricted cash and cash equivalents) and a customary fixed charge coverage ratio maintenance covenant. The Company is obligated to repay the loans under the Credit Agreement (i) in scheduled quarterly instalments, commencing on March 31, 2026, and (ii) upon certain customary prepayment triggers (subject to customary reinvestment rights). The Company may repay the loans under the Credit Agreement at its option at any time without premium or penalty.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the full text of the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2025.

Item 1.02 Termination of a Material Agreement.

The information set forth under Item 1.01 with respect to the repayment of the Existing Credit Agreement is incorporated herein by reference.

On December 23, 2025, in connection with its entry into the Credit Agreement, the Company repaid in full all obligations outstanding under the Existing Credit Agreement. Upon repayment, (i) all outstanding obligations under the Existing Credit Agreement were paid in full, including the applicable prepayment premium and make-whole amount due thereunder in connection with the repayment; (ii) all commitments thereunder were terminated; and (iii) all liens and security interests securing the obligations under the Existing Credit Agreement were released pursuant to a customary payoff letter.

Item 3.02 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On December 30, 2025, the Company issued a press release announcing its entry into the Credit Agreement. The press release is attached hereto as Exhibit 99.2 and is being furnished, not filed, under Item 7.01 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated December 30, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Collegium Pharmaceutical, Inc.

By:	/s/ Colleen Tupper
Colleen Tupper
Executive Vice President and Chief Financial Officer

Dated: December 30, 2025